                                                                  EXHIBIT 10.1

                              JOINT VENTURE AGREEMENT

CHAPTER 1    GENERAL PROVISIONS

In accordance with the "People's Republic of China on Joint Venture Using Chinese and Foreign Investment" and other relevant Chinese laws and regulations, Wuhan Dongfeng paper Mill Company and Orient Financial Services Ltd., adhering to the principle of equality and mutual benefit and through friendly consultations, agree to jointly invest to set up a joint venture enterprise in Wuhan the People's Republic of China. The contract hereunder is worked out.

CHAPTER 2    PARTIES AND THE JOINT VENTURE

ARTICLE 1

Parties of this contract are as follows : Wuhan Dongfeng Paper Mill Company (hereafter referred to as Party!), registered at Wuhan City, China and its legal address is at 61 Hanxier Road, Qiaokou District, Wuhan City, Hubei Province, China

Legal representative :     Name : Li Yi Chun
                           Position : General Manager
                           Nationality: Chinese

Qrient Financial Services Ltd. (hereafter refereed to as Party B), registered with the Hong Kong Securities & Futures Commission. Its legal address at 13C, chinaweal Center, 414-424 Jaffe Road, Wanchai, Hong Kong.

Legal representative :     Name : Nils A Olliquist
                           Position : Managing Director
                           Nationality : Australian

CHAPTER 3    ESTABLISHMENT OF THE JOINT VENTURE COMPANY

In accordance with the Law of the People's Republic of China on Joint Ventures Using Chinese and Foreign Investment" and other relevant Chinese laws and regulations, both parties of the joint venture agrees to set up a joint venture limited liability company (hereinafter referred to as the joint venture company) at Wuhan City.

ARTICLE 2

The name of the joint venture company is Wuhan Dong Feng Paper Limited Liability Company.

The legal address of the joint venture company is at 12 Jianyi Road, Qiaokou District, Wuhan, Hebei Province, China.

ARTICLE 3

All activities of the joint venture company shall be governed by the laws, decrees and pertinent rules and regulations of the People's Republic of China.

ARTICLE 4

The organisation form of the joint venture company is a limited liability company. Each party to the joint venture company is liable to the joint venture company within the limit of the capital subscribed by it. The profits, risks and losses of the joint venture company shall be shared by the parities in proportion to their contribution of the registered capital.

ARTICLE 5

The joint venture is an independent organisation with the authority as described in this contract and articles of association to independently carry out production, sales and business activities.

ARTICLE 6

The joint venture will lease Party A's land use right to carry out business. (Refer attachment concerning land and building lease agreement).

CHAPTER 4    THE PURPOSE, SCOPE AND SCALE AND PRODUCTION AND BUSINESS

ARTICLE 7

The purpose of the joint venture is to facilitate the transformation of this business into one of the leading manufacturers and suppliers of paperboard packaging in China through the application of additional capital and international management expertise to provide a satisfactory return for the investors

ARTICLE 8

The productive and business scope of the joint venture company is to expand and improve on the production of the paperboard packaging products currently manufactured by Party A and develop raw material supply and new products.

ARTICLE 9

The production scale of the joint venture company is as follows : -

1. The production capacity after the joint venture is put into operation is 35,000 tonnes per annum.

2. The production scale will be increased up to 50,000 tonnes per annum by December 31, 1998 through the reconfiguration and expansion of Party A's existing production facilities.

3. According to regulations, the responsibility to providing all required further investment capital rests with the joint venture parties. Amongst this : Party A's 35,000 tonnes per annum production equipment (excluding that already invested) will account for their investment. Party B undertakes to provide foreign currency worth RMB 34.362 million as additional funding for the expansion of capacity. Both parties must have completed investment before 31 March 1998 establish a 50,000 tonnes per annum mill (refer attached increase in capital agreement).

ARTICLE 10

After registration with the Chinese authorities the joint venture can establish branches at every location in China.

CHAPTER 5    TOTAL AMOUNT OF INVESTMENT AND THE REGISTERED CAPITAL

ARTICLE 11

The total amount of investment of the joint venture company is RMB 5 million, and registered capital is RMB 17.73 million.

ARTICLE 12

Party A shall contribute the Administration Building and Paper Machines #5, #6 and #7 and associated fixed assets (according to the attached list provided by Party A), worth RMB 7.092 million, according for 40% of the registered capital. Party B will invest foreign currency equivalent to RMB
10.638 million, according for 60% of the registered capital.

ARTICLE 13

Both Parties' registered capital is to be contributed according to the following regulations:

Party A      According to Article 12 and the attachment of fixed assets, within one month of issuance of business licence in one installment.

Party B      According to Article 12, foreign currency equivalent according to the following schedule completed within one year.

      February 1997       June 1997           December 1997      Total
      RMB 1,060,000       RMB 4,855,000       RMB 2,820,000      RMB 10,638,000

After completion of contribution by both parties, a Chinese registered accountant must inspect and issue a formal confirmation certificate.

ARTICLE 14

The joint venture's working capital loans shall be obtained form domestic or foreign banks. Interest on working capital loans is the responsibility of the joint venture. The working capital of Party A in existence before formation of the joint venture (inventory and related expenses) after calculation by both parties, shall be contributed to the joint venture. All working capital assets and liabilities will be the responsibilities of the joint venture. Party A will arrange for the transfer of their current working capital loans.

ARTICLE 15

In case any party to the joint venture intends to change the nature of his investment or to assign all or part of his investment subscribed to a third party, consent shall be obtained from the other party to the joint venture, and approval from the Wuhan Investment Office is required. Within one month all procedures required by the City Commercial Bureau should be completed.

When one party to the joint venture assigns all or party of his investment, the other party has preemptive right.

ARTICLE 16

The joint venture must abide by the joint venture laws and regulations, and must follow the joint venture scope and business purpose.

ARTICLE 17

Both parties' technology, trademarks and patents must be irrevocably provided for use by the joint venture.

CHAPTER 6    RESPONSIBILITIES OF EACH PARTY TO THE JOINT VENTURE

ARTICLE 18

With the exception of other stipulations in this contract, Party A and Party B shall be respectively responsible for the following matters:

      - Handling of applications for approval, registration, business license and other matters concerning the establishment of the joint venture company from relevant departments in Wuhan City and Hubei Province as required.
      -      Appoint a general manger.
      -      Complete stocktaking and all account before the end of 1996.

      - Contributing to the joint venture, all exiting working capital of Party A, including but not limited to, cash, debtors, work in progreess and inventory of raw materials and finished good arising from its existing operations.
      - Provide to the joint venture, on a lease basis, all land and buildings currently utilised in the operations of Party A.
      - Provide to the joint venture exclusive usage of all machinery currently utilised in the operations of Party A on a basis free of charge for the period to December 31, 1997. Party A will revert the right to levy a charge on the joint venture for the continued usage of said equipment should certain funding commitments pursuant to the capital expansion program outlined above not be fulfilled (refer to schedule by Party B)
      -      Assist in the management of the joint venture.
      - Provide to the joint venture company, all personnel support and systems utilised in the present operations of Party A.
      -      Assist with the recruitment of additional staff.
      - Responsible for handling other matters entrusted by the joint venture company, including assisting in obtaining work permits for Party B personnel.

RESPONSIBILITIES OF PARTY B

      -      Appoint the Chairman of the Board of Directors.
      -      Providing cash according to the contract and schedule.
      -      Assist in the purchase of equipment, raw materials etc.
      - Assuming full financial responsibility for the required and proposed upgrading of the production facilities of the joint venture company in accordance with the attached funding schedule.
      - Responsible for other matters entrusted by the joint venture company.

ARTICLE 19

Expenses relating to the formation of the joint venture are to be paid by both parties separately before formation of the joint venture. After the joint venture is authorized, the joint venture is to cover establishment costs.

ARTICLE 20

The costs of any experts consultants required by the joint venture is to be covered by the joint venture.

CHAPTER 7    PRODUCT SALES AND TRADEMARK

ARTICLE 21

The products of joint venture company will be sold on the Chinese market or export markets on the basis of stable and fair principles.

ARTICLE 22

The joint venture's products to be sold in China may be handled by means of agency or exclusive sales, or may be sold by the joint venture company directly.

ARTICLE 23

Both parties agree to use the trademark "Golden Horse" and the right to use this trademark shall be for the length of the joint venture. Approval must be obtained from Party A before this trademark is used overseas.

ARTICLE 24

If the joint venture terminates or Party B transfers shares, approval must be obtained from Party A in writing to continue to use the trademark.

CHAPTER 8    THE BOARD DIRECTORS

ARTICLE 25

The date of registration of the joint venture company shall be the date of the establishment of the board of directors of the joint venture company.

ARTICLE 26

The board of directors is composed of 8 directors, of which 3 shall be appointed by Party A, 5 by Party B. the chairman of the board shall be appointed by Party B, and its vice-chairman by party A. The term of office for the directors, chairman and vice-chairman is four years, their term of office may be renewed if continuously appointed by the relevant party.

ARTICLE 27

The highest authority of the joint venture company shall be its board of directors. It shall decide the following major issues : 1) changes to the contract and articles of association, 2) Extension and termination of the joint venture, 3) Transfer or increase in shares, 4) Mergers with other economic entities, 5) Long term development plans of the joint venture and annual production budgets. Unanimous approval shall be required before any decisions are made concerning the above major issues. As for other matters, approval by majority or simple shall be required.

ARTICLE 29

The board of directors shall convene at least one meeting every year. The meeting shall be called and presided over the chairman of the board. The chairman may convene an interim meeting based on a proposal made by more than one third of the total number of directors.

Notice of a board meeting shall be given 30 days beforehand. The meeting shall be held at the joint venture offices or at another place agreed upon by both parties. Minutes of the meeting shall be placed on file.

CHAPTER 9    BUSINESS MANAGEMENT OFFICE

ARTICLE 30

The joint venture company shall establish a management office which shall be responsible for its daily management. The management office shall have a general manager, appointed by party A. The deputy general manager is to be selected by the general manager. The general manger and deputy manager shall be appointed by the board of directors.

ARTICLE 31

The responsibility of the general manger is to carry out the decisions of the board meeting and organise and conduct the daily management of the joint venture company The deputy general managers shall assist the general manager in his work. The general manager shall regularly report to the board on such matters.

ARTICLE 32

In case of graft or serious dereliction of deputy on the part of the general manager and deputy general managers, the board of directors shall have the power to dismiss them at any time.

ARTICLE 33

In the case of resignation by the general manager or deputy general manager, thirty days notice.

ARTICLE 34

Several department managers may be appointed by the management office, they shall be responsible for the works in various departments respectively, handle the matters handled over the general manager and deputy general manager and shall be responsible to them.

ARTICLE 35

The general manager and deputy general manager must not have a conflict of interest arising from an association with other economic entitles.

CHAPTER 10   PURCHASE OF EQUIPMENT

ARTICLE 36

The purchase of raw materials, fuel, parts, means of transportation and articles for office use, etc shall be carried out following the joint ventures' proper purchasing methods. First priority to purchase in China shall be given where conditions are the same.

CHAPTER 11   LABOUR MANAGEMENT

ARTICLE 37

The joint venture shall first recruit staff from Party A where it can do so without sacrificing quality and conditions.

ARTICLE 38

Labour contract covering the recruitment, employment, dismissal and resignation, wages, labour insurance, welfare, rewards, penalty and other matters concerning the staff and workers of the joint venture company shall be drawn up between the joint venture company and the Trade Union of the joint venture company as a while, or the individual employees in the joint venture company as a whole or individual employees in accordance with the "Regulations of the People's Republic of China on Labour Management in Joint Venture Using Chinese and Foreign Investment and its Implementation Rules". Report shall be made to the Wuhan Labour Office. The joint venture shall be responsible for party A's staff who are presently on postings.

      1. Once the joint ventures business licence has been issued and according to the Wuhan City Superannuation Scheme Regulations, the joint venture shall make monthly contributions to be superannuation scheme equivalent to 29% of the joint ventures annual wage bill. Administration of this shall be the responsibility of Party A.
      2. Every month the joint venture shall pay RMB 60,000 to Party A to contribute the retiree's medical and insurance scheme. Management of this shall be the responsibility of Party A. The joint venture shall be responsible for the medical cost of staff belonging to Party A and working in the joint venture.

ARTICLE 39

The staff and workers of the joint venture company have the right to establish trade union organisation and carry out activities in accordance with the stipulations of the "Trade Union Law of the People's Republic of China". The trade union in the joint venture company is representative of the interests of the staff and workers. The tasks of the trade are : to protect the democratic rights and material interests of the staff and workers pursuant to the law; to assist the joint venture company to arrange and make rational use of welfare funds and bonuses, to organise political, professional, scientific and technical studies, carry out literary, art and sports activities; and to educate staff and workers to observe labour discipline and strive to fulfil the economic tasks of the joint venture.

ARTICLE 40

The appointment of high-ranking administrative personnel recommended by both parties, their salaries, social insurance, welfare and the standard of travelling expenses etc. shall be decided by the general manager and the board of directors.

ARTICLE 41

Exceptional staff are to be awarded with bonuses.

CHAPTER 12   TAXES, FINANCE AND AUDIT

ARTICLE 42

The joint venture company shall pay taxes in accordance with the stipulations of Chinese laws and other relevant regulations.

ARTICLE 43

Staff members and workers of the joint venture company shall pay individual income tax according to the "Individual Income Tax Law of the People's Republic of China".

ARTICLE 44

The joint venture is to pay all relevant taxes according to government regulations.

ARTICLE 45

Allocations for reserve funds, expansion funds of the joint venture company and welfare funds and bonuses for staff and workers shall be set asise in accordance with the stipulations in the "Law of the People's Republic of China on Joint Ventures Using Chinese and Foreign Investment". The annual proportion of allocations shall be decided by the board of directors according to the business situations of the joint venture company.

ARTICLE 46

The fiscal year of the joint venture company shall be from January 1 to December 31.

Monthly management accounts of the joint venture company shall be prepared and submitted to the Board Directors on the last date of each month.

ARTICLE 47

The joint venture is to establish a RMB account at a local bank. All foreign currency transactions shall be made via this bank.

ARTICLE 48

Financial checking and examination of the joint venture company shall be conducted by an auditor registered in China and reports shall be submitted to the board or directors and the general manager.

ARTICLE 49

The joint venture is to produce regular reports to the relevant government departments according to the relevant regulations, and co-operate with their inspection.

ARTICLE 50

In the first three months of each fiscal year, the manager shall prepare previous year's balance sheet, profit and loss statement and proposal regarding the disposal of profits, and submit them to the board of directors for examination and approval.

CHAPTER 13   FOREIGN CURRENCY MANAGEMENT

ARTICLE 51

All matters concerning foreign currency shall be handled by the joint venture according to the "Provisional Regulations for the Foreign Exchange Control of the People's Republic of China" and other relevant regulations.

ARTICLE 52

After approval and issue of the business licence the joint venture shall open RMB and foreign currency accounts at a local bank and obtain approval of the relevant department. The joint venture must not open a foreign exchange account outside of China or in Hong Kong or Macau.

CHAPTER 14   DURATION OF THE JOINT VENTURE

ARTICLE 53

The duration of the joint venture company is 30 years. The establishment of the joint venture company shall start from the date on which the business license of the joint venture company is issued.

An application for the extension of the duration, proposed by one party and unanimously approved by the board of directors, shall be submitted to the Ministry of Foreign Economic Relations and Trade (or the examination and approval authority entrusted by it) six months prior to the expiration date of the joint venture.

CHAPTER 15   THE DISPOSAL OF ASSETS AFTER THE EXPIRATION OF THE DURATION

ARTICLE 54

Upon the expiration of the duration, or termination before the date of expiration of the joint venture, liquidation shall be carried out according to the relevant law. The liquidation assets shall be distributed by Party A and Party B.

CHAPTER 16   PROFIT ALLOCATION

ARTICLE 55

With the exception of the first year of the joint venture's operation, allocation to the joint venture parties of annual after-tax profit of the joint venture after the deduction of contributions to the three basic capital funds, shall be decide by the board of directors according to the relative investment of the two parties. The first profit shall not be allocated.

ARTICLE 56

The joint venture shall distribute profits only after any losses in previous accounting periods have been made up.

ARTICLE 57

The joint venture shall allocate profits to the three reserve funds according to the articles of association. The proportion of allocation is to be decided by the board of directors.

ARTICLE 58

All legal profits of Party A can be distributed to Party A's nominated foreign account according to the relevant Chinese government regulations.

ARTICLE 59

Insurance policies of the joint venture company on various kinds of risks shall be underwritten with the bank or insurance company in the People's Republic of China. Relevant imported equipment can be insured internationally.

Types, the value and duration of insurance shall be decided by the board of directors in accordance with the relevant regulations.

CHAPTER 15   THE AMENDMENT, ALTERATION AND DISCHARGE OF THE CONTRACT

ARTICLE 60

The amendment of the contract or other appendices shall come into force only after the written agreement signed by Party A and Party B and approved by the original examination and approval authority.

ARTICLE 61

In case of inability to fulfil the contract or to continue operation due to heavy losses in successive years as a result of force majerure, the respective party should be advised within 90 days and the duration of the joint venture and the contract shall be terminated before the time of expiration after unanimously agreed upon by the board of directors and approval by the original examination and approval authority.


ARTICLE 62

Should the joint venture company be unable to continue its operation or achieve the business purpose stipulated in the contract due to the fact that one of the contracting parties fails to fulfil the obligations prescribed by the contract the articles of association, or seriously violates the stipulations of the contract and articles of association, that party shall be deemed as having unilaterally terminated the contract. The other party shall have the right to terminate the contract in accordance with the provisions of the contract approval by the original examination and approval authority as well as to claim damages. In case party A and Party B of the joint venture company agrees to continue the operation, the party who fails to fulfil the obligations shall be liable to the economic losses thus caused to the joint venture company.

CHAPTER 16   LIABILITIES FOR BREACH OF CONTRACT

ARTICLE 63

Should all or part of the contract and its appendices be unable to be fulfilled owing to the fault of one party, the beaching party shall bear the responsibilities thus caused. Should it be the fault of both parties, they shall bear their respective responsibilities according to actual situations.

Should either Party A or Party B fail to pay on schedule the contributions in accordance with the provisions of this contract, the beaching party shall pay to the other party 3% per month of the outstanding contribution starting from the first month after exceeding the time limit. Should either party fail to contribute capital according to Articles 11, 12 and 13 of this contract, the other party shall have the right to apply to the approving authorities to terminate the joint venture or to seek another partner, and to claim damages from the beaching party.

CHAPTER 17   FORCE MAJEURE

ARTICLE 64

Should either of the parties to the contract be prevented from executing the contract by force majeure, such as earthquake, typhoon, flood, fire and war and other unforeseen events, and their happening and consequences are unpreventable and unavoidable, the prevented party, shall notify the other party within 90 days and provide the detailed information of the events and a valid document for evidence issued by the relevant public notary organisation for explaining the reason of its inability to execute or delay the execution of all or part of the contract. Both parties shall, through consultations, decide whether to terminate the contract or to exempt the part of obligations for implementation of the contract or whether to delay the execution of the contract according to the effects of the events on the performance of the contract.

CHAPTER 18   APPLICABLE LAW

ARTICLE 65

The formation of this contract, its validity, interpretation, execution and settlement of the disputes shall be governed by the related laws of the People's Republic of China.

CHAPTER 19   SETTLEMENT OF DISPUTES

ARTICLE 66

Any disputes arising from the execution of, or in connection with the contract shall be settled through friendly consultations between both parties. In case no settlement can be reached, the disputes shall be submitted to the Foreign Economic and Trade Arbitration Commission of the China Council for the Promotion of International Trade for arbitration in accordance with its rules of procedure. The arbitral award is final and binding upon both parties.

ARTICLE 67

During the arbitration, the contract shall be executed continually by both parties except for matters in disputes.

CHAPTER 20   LANGUAGES

ARTICLE 68

The contract shall be written in Chinese version and in English version. Both languages are equally authentic. In the event of any discrepancy between the two aforementioned versions, the Chinese version shall prevail.

CHAPTER 21   EFFECTIVENESS OF THE CONTRACT AND MISCELLANEOUS

ARTICLE 69

The appendices drawn up in accordance with the principles of this contract are integral part of this contract. If there is any discrepancy between the appendices and the contract, the contract shall prevail.

ARTICLE 70

The contract and its appendices shall come into force beginning from the date of approval of the Wuhan Foreign Investment Commission.

ARTICLE 71

Should notices in connection with any party's rights and obligations be sent by either party A or Party B by telegram or telex, etc. the written letter notices shall be also required afterward. The legal addresses of Party A and Party B listed in this contract shall be the posting addresses. It will be assumed that documents will have been received 30 days after posting.

ARTICLE 72

If any part of this contract is not clear both parties can agree to add supplementary documents. Such supplementary documents shall first obtain the approval of the relevant approving authorities.

ARTICLE 73

This contract's intention and articles are to be interpreted in accordance with the People's Republic of China Foreign Joint Venture Laws and associated regulations, or according to the agreement between the two parties.

ARTICLE 74

The contract is signed in Wuhan City, China by the authorised representatives of both parties on 20 December, 1997.

Party A                                         Party B
Wuhan Dong Feng Paper Mill Company              Orient Financial Services Ltd
Representative :                                Representative
Position:                                       Position:
Nationality :                                   Nationality :


------------------------------------------       -----------------------
Appendices:  1.     Increase in Joint Venture Investment Agreement
             2.     Land & Building Lease Agreement

APPENDIX 1

AGREEMENT OF INCREASE IN JOINT VENTURE INVESTMENT

In order to ensure that the intention of Chapter 3 Article 9 of the Joint venture contract is able to be easily achieved, and to allow the production capacity to be expanded to 50,000 tonnes per annum, both parties agree, one year after establishment of the joint venture, to increase total investment of the joint venture to RMB 95 million. In accordance with his the following is agreed to.

Article 1.   Investment Amount and Percentage of Investment
Party A is to contribute all required production equipment as their investment, with the exclusion of the equipment already contributed, worth RMB 22.9 million. Party B shall contribute foreign exchange equivalent to RMB 34.362 million.

Article 2.   Increase in Investment Method and Time.
      1) Party A undertakes according to their responsibility under articles 9 and 18 of the contract, at the same time as Party A completes clause 2 below, to provide to the joint venture all required equipment in one installment as their increase kin investment.
      2) Party B shall, within one year after issuance of the joint venture's business licence, to provide their further investment.

Article 3.   Supplementary
      1) Both parties undertake to, within 30 days after fulfilling obligations under the above two articles, to arrange for Chinese registered accountant to issues a certificate certifying the contributions and to provide such certificate to Wuhan Foreign Investment Office and Wuhan Bureau of Commerce to complete formalities.
      2) If either party can not make their contributions by 31 December 1997, then the delaying party shall be subject to the following penalty. Starting from 1 January 1998, for the first quarter of 1998 0.5% of the uncontriubted capital per quarter, for the second quarter of 1998 2.5% of the uncontriubted capital per quarter, and thereafter 5% of the uncontriubted capital per quarter.
      3) This penalty shall be made by the delaying party directly to the other party, and unrelated to the joint venture.

Article 4. There shall be six copies of this agreement, to be retained by each party as well as given to the relevant government department.

Article 5. This agreement is an integral part of the joint venture contract and has the same legal effect.

Party A                                  Party B
Wuhan Dong Feng Paper Mill Company       Orient Financial Services Ltd
Representative :    Li Yi Chun           Representative       Nils A Ollquist
Position:           Mill Manger          Position:            Managing Director
Nationality :       Chinese              Nationality :        Australian

APPENDIX 2


LAND AND BUILDINGS LEASE AGREEMENT
According to the Wuhan City Transfer of Land Use Right Regulations, and according to the agreements held by Wuhan Paper Mill Company and Wuhan Dong Feng Papers Ltd, both parties agree: Wuhan Dong Feng Paper Company's land and factory buildings used in production shall be leased to Wuhan Dong Feng Paper Company Ltd for production and business use. The following is agreed:

Article 1.   Leasor:       Wuhan Dong Feng Paper Mill Company (Party A)
             Leasee:       Wuhan Dong Feng Paper Company Ltd (Party B)

Article 2    Land Area:    18,373.96 square metres
             Factory Building Area :     25,729.82 square metres
             Enterprise Address :        12 Jainyi Road, Qiaokou District, Wuhan

Article 3.   Lease Term
Lease Term shall be the same length as the joint venture.

Article 4.   Lease Fee and Payment Method
Both parties agree to a lease fee to RMB 1.5 million per year, to be paid by monthly installments of 125,000 to Party A's account.

Article 5.   Supplementary
      1) During the lease term all the joint venture's business activities shall be in accordance with the laws and regulations of the People's Republic of China.
      2) The joint venture must abide by the Wuhan City Land Use Transfer Laws and Wuhan City Foreign Investment Land Use Regulations.
      3)     Both parties agree that the Wuhan Land Department Document k153
             (1996), requirements shall be met by: the joint venture payment above this amount shall be paid by Party A.
      4) If the joint venture fails to pay the lease fee, Party A may terminate the lease agreement.
      5) Any dispute regarding this agreement shall be settled by discussions between both parties.
      6) There shall be six copies of this agreement, to be retained by each party as well as given to the relevant government departments.
      7) This agreement is an integral part of the joint venture contract and has the same legal effect.

Party A                                  Party B
Wuhan Dong Feng Paper Mill Company       Orient Financial Services Ltd
Representative :    Li Yi Chun           Representative       Nils A Ollquist
Position:           Mill Manger          Position:            Managing Director
Nationality :       Chinese              Nationality :        Australian

List of Fixed Assets Accounting for Wuhan Dong Feng Paper Company's Investment of RMB 7.092 million.


Item      Description                             Quality          Value
1                                                    1                552,429.78

2         #5 Paper Machine                           1              2,969,113.10

3         #6 Paper Machine                           1              2,090,536.80

4         #7 Paper Machine                           1              1,479,920.32

          TOTAL                                                     7,092,000.00